Exhibit 10.16
ABM DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
Effective October 31, 2006

TABLE OF CONTENTS

Article I DEFINITIONS	1
1.01 “Account”	1
1.02 “Administrative Committee” or “Committee”	1
1.03 “Beneficiary”	1
1.04 “Board”	1
1.05 “Company”	1
1.06 “Compensation”	1
1.07 “Deferral”	1
1.08 “Director”	1
1.09 “Effective Date”	1
1.10 “Internal Revenue Code” or “Code”	1
1.11 “Participant”	1
1.12 “Person”	1
1.13 “Plan”	1
1.14 “Plan Administrator”	2
1.15 “Plan Year”	2
1.16 “Unforeseeable Emergency”	2
1.17 “Valuation Date”	2

Article II ELIGIBILITY FOR PARTICIPATION	3
2.01 Eligibility Requirements	3
2.02 Change in Status	3
2.03 Determination of Eligibility	3

Article III CONTRIBUTIONS	4
3.01 Deferrals	4
3.02 Elective Deferral Election	4

Article IV ACCOUNTS. FUNDING AND VALUATION	5
4.01 Establishment of Account	5
4.02 Valuation of Account	5

Article V PARTICIPANTS’ VESTED INTERESTS	6
5.01 Vesting	6

Article VI DISTRIBUTION OF BENEFITS	7
6.01 Distribution of Benefits	7
6.02 Retirement and Termination	7
6.03 Unforeseeable Emergency Withdrawals	7
6.04 Form of Distribution	8

Article VII DEATH	9
7.01 Death	9

Article VIII THE ADMINISTRATIVE COMMITTEE	10

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8.01 Duties and Responsibility	10
8.02 Allocation and Delegation of Responsibilities	10
8.03 Expenses and Compensation	11
8.04 Information from Company	11
8.05 Administrative Committee; Signature	11

Article IX PARTICIPANTS’ RIGHTS	12
9.01 Disclosures	12
9.02 Filing a Claim for Benefits	12
9.03 Denial of a Claim	12
9.04 Limitation of Rights	12

Article X AMENDMENT AND TERMINATION	13
10.01 Amendment or Termination	13
10.02 Procedure Upon Termination of the Plan	13

Article XI MISCELLANEOUS	14
11.01 Execution of Receipts and Releases	14
11.02 Notice and Unclaimed Benefits	14
11.03 Non-Alienation of Benefits	14
11.04 Loans to Participants	15
11.05 Benefits Payable to Incompetents	15
11.06 Applicable Law	15
11.07 Headings as Guide	15
11.08 Pronouns	15
11.09 Reference to Laws	15
11.10 Participant’s Rights Unsecured	15

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Article I
DEFINITIONS
     The following terms as used herein shall have the meaning hereinafter set forth unless the context clearly indicates a different meaning is required. Whenever in these definitions a word or phrase not previously defined is used, such word or phrase shall have the meaning thereafter given to it in Article I unless otherwise specified.
1.01	“Account” means the account established and maintained by the Administrative Committee for each Participant.

1.02	“Administrative Committee” or “Committee” means the Governance Committee of the Board of Directors of the Company.

1.03	“Beneficiary” means the Person last designated by a Participant on a form provided by the Administrative Committee or by the terms of the Plan to receive any amounts payable under the Plan following the death of the Participant. A Participant may change the Beneficiary from time to time on a form provided by the Administrative Committee.

1.04	“Board” means the Board of Directors of the Company.

1.05	“Company” means ABM Industries Incorporated, and, where appropriate, its successors or assigns.

1.06	“Compensation” means all the annual retainer and board meeting fees paid by the Company to the Eligible Director while a Participant with respect to services rendered during the Plan Year.

1.07	“Deferral” means an amount that a Participant has elected to defer under Article III.

1.08	“Director” means any individual who is a member of the Board and who is not an employee of the Company.

1.09	“Effective Date” means October 31, 2006.

1.10	“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11	“Participant” means any Director or former Director who has satisfied the eligibility requirements of Section 2.01 who is, or may become, eligible to receive a benefit or whose Beneficiary may be eligible to receive a benefit under the Plan.

1.12	“Person” means any individual, partnership, joint venture, corporation, mutual company, joint stock company, trust, estate, unincorporated organization, association, or employee organization, and shall, where appropriate, include two or more of the above.

1.13	“Plan” means the ABM Deferred Compensation Plan for Non-Employee Directors.

1.14	“Plan Administrator” means the Company.

1.15	“Plan Year” means the calendar year.

1.16	“Unforeseeable Emergency” means shall mean a severe financial hardship to the Participant or his or her Beneficiary resulting from: (i) an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code section 152(a)); (ii) loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. Hardship shall not constitute an Unforeseeable Emergency to the extent that it is, or may be, relieved by: (a) reimbursement or compensation, by insurance or otherwise; (b) liquidation of the Participant’s or Beneficiary’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship; or (c) cessation of deferrals under the Plan. An Unforeseeable Emergency does not include (among other events): (y) sending a child to college; or (z) purchasing a home.

1.17	“Valuation Date” means March 31, June 30, September 30 and December 31 of each Plan Year.

Article II
ELIGIBILITY FOR PARTICIPATION
2.01	Eligibility Requirements

Each Director of the Company shall become a Participant under the Plan on the date he or she makes an election to defer Compensation under the Plan.

2.02	Change in Status

A Participant’s participation in the Plan shall terminate immediately as of the date on which he or she ceases to be a Director, except that the Participant shall retain the right to receive his or her Account.

2.03	Determination of Eligibility

The Administrative Committee shall determine whether each Director has satisfied the eligibility requirements for participation in the Plan. The Committee’s determination shall be conclusive and binding upon all persons.

Article III
CONTRIBUTIONS
3.01	Deferrals

For each Plan Year commencing with 2007, a Participant may elect to defer receipt of all or any portion of his or her Compensation that he or she would otherwise receive from the Company. In addition, in October 2006 each Eligible Director who is a party to a Director Retirement Plan benefit agreement may elect to have such benefit converted to a credit to the Account established pursuant to this Plan, effective November 1, 2006.

3.02	Elective Deferral Election

For each Plan Year, a Participant may make an election described in Section 3.01 by filing an election form with the Administrative Committee within a reasonable period of time, as specified by the Committee, before the beginning of the Plan Year to which the Deferral election applies. A Deferral election may not be changed during the Plan Year that it is effective; provided, that upon a showing of an Unforeseeable Emergency and with the consent of the Administrative Committee, a Participant may at any time revoke his or her Deferral election with respect to Compensation he or she has not yet earned during the Plan Year. A Participant who revokes his or her Deferral election may not again make an election to defer the receipt of Compensation effective before the beginning of the next Plan Year.

Article IV
ACCOUNTS. FUNDING AND VALUATION
4.01	Establishment of Account

The Administrative Committee shall open and maintain a separate Account for each Participant. Such Account shall be credited with all Deferrals for the Participant. In addition, the Account of each Eligible Director who has elected to convert his or her Director Retirement Plan benefits to an Account credit under this Plan shall be credited on November 1, 2006, with the amount approved by the Governance Committee pursuant to its resolution adopted on September 5, 2006. As soon as reasonably possible after each Valuation Date, each Participant shall be notified of the value of his or her Account.

4.02	Valuation of Account
(a)	Interest shall be credited to each Participant’s Account as of each Valuation Date equal to the product of
(1)	the amount credited to the Participant’s Account as of the last preceding Valuation Date, less any distributions or withdrawals and plus one-half (1/2) of Deferrals, if any, since the last preceding Valuation Date, multiplied by

(2)	the applicable interest rate; provided, however, that for the December 31, 2006 Valuation Date, interest shall be based on the Account balance on November 1, 2006, if any.
(b)	On each Valuation Date, each Participant’s Account will be credited with interest. The amount of interest will be derived from the prime interest rate published in The Wall Street Journal on the last business day coinciding with or next preceding the Valuation Date. Any prime rate up to 6% will be considered in full and 1/2 of any prime rate over 6% will be considered. The amount credited will be a proration of the prime rate considered taking into consideration the period of time elapsed since the last Valuation Date (or since November 1, 2006, in the case of the December 31, 2006 Valuation Date).
For example, if the Plan is valued quarterly and on March 31, the prime rate is 7%, the rate credited will be (1/4 x 6%) + (1/4 x 1/2 x 1%) or 1.625%.

Article V
PARTICIPANTS’ VESTED INTERESTS
5.01	Vesting
Each Participant shall always be one hundred percent (100%) vested in his or her Account; provided, however, that any amount credited to a Participant’s Account on November 1, 2006 pursuant to the election described in Section 3.01 shall be forfeited if the Participant voluntarily resigns his or her position as a Director before November 1, 2007 for any reason other than disability, as determined pursuant to Section 409A(a)(2)(C) of the Code or in connection with a Change in Control. A “Change in Control” means that any of the following events occurs:
     (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) (A) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the combined voting power of the then-outstanding Voting Stock of the Company or succeeds in having nominees as directors elected in an “election contest” within the meaning of Rule 14a-12(c) under the Exchange Act and (B) within 18 months thereafter, individuals who were members of the Board of Directors of the Company immediately prior to either such event cease to constitute a majority of the members of the Board of Directors of the Company; or
     (ii) a majority of the Board ceases to be comprised of Incumbent Directors; or
     (iii) the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another Company, or other transaction (each, a “Business Transaction”), unless, in any such case, (A) no Person (other than the Company, any entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction and (B) at least one-half of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement providing for such Business Transaction.

Article VI
DISTRIBUTION OF BENEFITS
6.01	Distribution of Benefits

Except as provided in Article 6.03 below, a Participant’s Account may not be distributed to a Participant or his or her Beneficiary before the date the Participant ceases to be a member of the Board.

6.02	Retirement and Termination
(a)	When a Participant’s status as a Director terminates, the vested portion of his or her Account shall be distributed, or distribution shall commence within 90 days following termination of Director status. The amount in his or her Account shall be determined as of the Valuation Date that last precedes the date of distribution, plus Deferrals and less any withdrawals or distributions, if any, for the period from the last preceding Valuation to the date of distribution.

(b)	The distribution shall be made in the form elected by the Participant under Section 6.04. If the Participant made no election at the time specified in Section 6.04, his or her benefit shall be paid as a lump sum.
6.03	Unforeseeable Emergency Withdrawals
(a)	A Participant may withdraw up to one hundred percent (100%) of the amount in his or her Deferral Account in the event of an Unforeseeable Emergency to the extent provided in this Section 6.03.

(b)	A Participant who wishes to withdraw any amount pursuant to this Section 6.03 must submit, on a form provided by the Administrative Committee, a written request by the Participant that states:
(1)	The Unforeseeable Emergency for which the withdrawal is requested;

(2)	The amount needed to satisfy the financial need, which amount may include any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal;

(3)	A representation that the need cannot be satisfied in any of the ways stated in the definition of Substantial Hardship;

(4)	The date the funds are required; and

(5)	Any other information the Administrative Committee deems necessary.

(c)	The Administrative Committee will determine if an Unforeseeable Emergency withdrawal will be allowed by applying the standards set forth in the definition of Substantial Hardship.

(d)	A withdrawal from a Participant’s Account under Section 6.03 shall be paid in a lump sum.
6.04	Form of Distribution

A Participant may elect in writing, on a form prescribed by the Administrative Committee, to have his or her benefit (other than an Unforeseeable Emergency withdrawal) paid (a) as a lump sum, or (b) in substantially equal annual installments over a ten (10) year period. Such election must be made within 30 days following the date the Eligible Director becomes eligible to participate in the Plan (i.e., the later of the date of the Eligible Director’s election to the Board or October 31, 2006). If the Participant fails to make such election or later wishes to change such election, he or she may make a later election, subject to the following restrictions: (i) The later election must be made no later than 12 months before the date payment is scheduled to be made or commence; (ii) The later election must defer the payment date for a minimum of five years from the previously scheduled payment date; and (iii) The later election must not accelerate the date of any payment or distribution. For purposes of the Plan, installment payments shall be treated as a single distribution under Code section 409A.

Article VII
DEATH
7.01	Death

If a Participant dies before distribution of his or her Account has begun or been completed, the remaining portion of the Participant’s Account shall constitute a Death Benefit and shall be payable to the Participant’s Beneficiary in a lump sum within six months after the date of death. The value of the Participant’s Account shall be determined in accordance with the rules set forth in Section 6.02. If the Participant has not designated a Beneficiary or if the named Beneficiary does not survive the Participant, payment shall be made to the Participant’s surviving spouse, if any, or if none to the Participant’s surviving children, if any, in equal shares or if none to the Participant’s estate.

Article VIII
THE ADMINISTRATIVE COMMITTEE
8.01	Duties and Responsibility

The Committee shall administer the Plan and shall have full discretionary authority to construe this Plan and to determine all questions of interpretation or policy in a manner not inconsistent with the Plan and the Administrative Committee’s construction or determination in good faith shall be final and conclusive and binding on all parties including but not limited to the Company and any Participant or Beneficiary, except as otherwise provided by law. The Administrative Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan, provided, however, that any interpretation or construction shall be done in a nondiscriminatory manner and shall be consistent with the intent that the Plan shall be an unfunded plan. The Administrative Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.

The Administrative Committee shall be charged with the duties of the general administration of the Plan, including but not limited to, the following:
(a)	To determine all questions relating to the eligibility of Directors to participate in or remain a Participant hereunder;

(b)	To maintain all the necessary records for the administration of the Plan;

(c)	To interpret the provisions of the Plan and to make and publish such rules for regulation of the Plan as are not inconsistent with the terms hereof;

(d)	To make any adjustments in the allocations, to Accounts under the Plan necessary to comply with any provision of law; and

(e)	To advise, counsel and assist any Participant regarding any rights, benefits or elections available under the Plan.
The Administrative Committee shall also be responsible for preparing and filing such annual disclosure reports as may be required by law.
Whenever it is determined by the Administrative Committee to be in the best interest of the Plan and its Participants and Beneficiaries, the Administrative Committee may request such variances, deferrals, extensions, or exemptions or make such elections for the Plan as may be available under the law.
8.02	Allocation and Delegation of Responsibilities

The Administrative Committee may engage agents to assist in carrying out the Administrative Committee’s functions hereunder.

8.03	Expenses and Compensation

The expenses necessary to administer the Plan and the expenses incurred by the Administrative Committee shall be paid by the Company.

8.04	Information from Company

The Company shall supply full and timely information to the Administrative Committee on all matters relating to the compensation of all Participants, their continuous regular employment, their retirement, death, disability or termination of employment, and such other pertinent facts as the Administrative Committee may require.

8.05	Administrative Committee; Signature

The signature of one member of the Administrative Committee may be accepted by any interested party as conclusive evidence that the Administrative Committee has duly authorized the action therein set forth. No person receiving documents or written instructions and acting in good faith and in reliance thereon shall be obliged to ascertain the validity of such action under the terms of this Agreement. The Administrative Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting.

Article IX
PARTICIPANTS’ RIGHTS
9.01	Disclosures

The Administrative Committee shall furnish at least every six (6) months each Participant or Beneficiary with a written statement, based on the latest available information, indicating the value of his or her Account.

Upon termination of his or her status as a Director, a Participant is entitled to a written explanation of and accounting for his or her Account.

9.02	Filing a Claim for Benefits

A Participant or Beneficiary or the Company acting in his or her behalf shall notify the Administrative Committee of a claim for benefits under the Plan. Such request may be in any form acceptable to the Administrative Committee and shall set forth the basis of such claim and shall authorize the Administrative Committee to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Participant or Beneficiary may be entitled under the terms of the Plan.

9.03	Denial of a Claim

Whenever a claim for benefits by any Participant or Beneficiary has been denied, a written notice, prepared in a manner calculated to be understood by the Participant or Beneficiary must be provided, setting forth the specific reasons for the denial and explaining the procedure for an appeal and review of the decision by the Administrative Committee.

9.04	Limitation of Rights

Participation hereunder shall not grant any Participant the right to be retained as a member of the Board of Directors of the Company or any rights or interest other than those specifically herein set forth.

Article X
AMENDMENT AND TERMINATION
10.01	Amendment or Termination

The Company, by action of the Board, may at any time and from time to time amend or terminate this Plan in whole or in part (including retroactively). The Company shall not have the right to amend or terminate the Plan retroactively in such a manner as to deprive any Participant or Beneficiary of any benefit to which he or she was entitled under the Plan by reason of Deferrals prior to the amendment or termination.

10.02	Procedure Upon Termination of the Plan

Upon complete termination of the Plan, Participants’ Accounts shall be paid at the form and time determined pursuant to Articles VI and VII; provided, however, that Participants’ Accounts may, in the discretion of the Board, be distributed within the period beginning 12 months after the date the Plan was terminated and ending 24 months after the date the Plan was terminated (or, if earlier, pursuant to Articles VI or VII), in which case the Board shall terminate all account balance non-qualified deferred compensation plans with respect to all Directors and shall not adopt a new account balance non-qualified deferred compensation plan for Directors for at least five years after the date the Plan was terminated; provided, further, that the Board may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(D)(1)(A), provided the Participants’ Accounts are distributed and included in the gross income of the Participants by the later of (i) the year in which the Plan terminates, or (ii) the first calendar year in which distribution of Participants’ Accounts is administratively practicable; provided, further, that the Board, in its discretion, may terminate the Plan 30 days prior to or 12 months following a “change in the ownership or effective control or a change in the ownership of a substantial portion of the assets” of the Company, as defined in regulations promulgated under Section 409A of the Code and distribute the Accounts of the Participants within the 12-month period following termination of the Plan, in which case the Board shall terminate all account balance non-qualified deferred compensation plans with respect to all Directors and shall not adopt a new account balance non-qualified plan for Directors for at least five years after the Plan was terminated.

Article XI
MISCELLANEOUS
11.01	Execution of Receipts and Releases

Any payment to any Participant or Beneficiary, in accordance with the provisions of this Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan, and the Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as the Administrative Committee shall determine.

11.02	Notice and Unclaimed Benefits

Each Participant and Beneficiary must file with the Company from time to time in writing his or her post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant or Beneficiary at his or her last post office address filed with the Company will be binding on the Participant and his or her Beneficiary for all purposes of the Plan. Neither the Company nor the Administrative Committee shall be obliged to search for or ascertain the whereabouts of any Participant or Beneficiary.

The Committee shall notify any Participant or Beneficiary when a distribution is required under the Plan. The Committee may also request the Social Security Administration to notify the Participant or Beneficiary in accordance with any procedures the Administration has established for this purpose. In the event that the Participant or Beneficiary shall fail to respond to any notice from the Committee, the amount in his or her Account shall be forfeited.

11.03	Non-Alienation of Benefits

Except in the case of a qualified domestic relations order, as defined in Code § 414(p):
(a)	No Participant or Beneficiary, and no creditor of a Participant or Beneficiary shall have any right to assign, pledge, sell, hypothecate, anticipate or in any way create a lien upon his or her benefits under the Plan by operation of law or otherwise, and any attempt to do so shall be void; nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

(b)	No interest in the Plan shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and Beneficiaries.

11.04	Loans to Participants

A Participant may not receive a loan from the Plan of any portion of his or her Account.

11.05	Benefits Payable to Incompetents

Each individual receiving benefit payments under the Plan shall be conclusively presumed to have been legally competent until the date upon which the Administrative Committee shall have received written notice in the form and manner acceptable to it that such individual is an incompetent for whom a guardian or other person legally vested with his or her care shall have been appointed. From and after the date of receipt of such notice by Administrative Committee, all future benefit payments to which such individual is entitled under the Plan shall be payable to his or her guardian or other person legally vested with his or her care, until such time as the Administrative, Committee shall be furnished with evidence satisfactory to it that such individual is legally competent.

11.06	Applicable Law

This Plan shall be governed and construed under the laws of the State of California.

11.07	Headings as Guide

The headings of this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

11.08	Pronouns

When necessary to the meaning hereof, either the masculine or the neuter pronoun shall be deemed to include the masculine, the feminine, and the neuter, and the singular shall be deemed to include the plural.

11.09	Reference to Laws

Any reference to any section or regulation under the Internal Revenue Code or to any other statute or law shall be deemed to include any successor law of similar import.

11.10	Participant’s Rights Unsecured

The right of the Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the Participant nor his or her designated beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Corporation. All amounts credited to an Account shall constitute general assets of the Corporation and may be disposed of by the Corporation at such time and for such purposes as it may deem appropriate. An Account may not be encumbered or assigned by a Participant or any Beneficiary.

     Executed at this 5th day of December, 2006 to be effective as of October 31, 2006.

COMPANY: ABM INDUSTRIES INCORPORATED
By	/s/ Erin M. Andre
Erin M. Andre
Senior Vice President — Human Resources